Exhibit 10.21

OLIN CORPORATION

PERFORMANCE SHARE AWARD CERTIFICATE
Under Performance Share Program

This certifies that	has been awarded:

TSR Performance Shares, and

Net Income Performance Shares,

subject to the terms and conditions of the Olin Corporation Performance Share Program (the “Program”), a copy of which is attached. This Performance Share Award has been issued pursuant to the Olin Corporation 2021 Long Term Incentive Plan (the “Plan”) and is also subject to the provisions of the Plan.

The Performance Shares vest on December 31,	. The number of Performance Shares

will be adjusted as set forth in the Program, and will be paid as soon as practicable after

December 31,	but no later than December 31,	.

The Performance Shares are not transferable other than by will or the laws of descent and distribution. In case of termination of employment, paragraph 4 of the Program applies.

OLIN CORPORATION
By the Compensation Committee

Authorized Signature

I hereby accept the above Performance Share Award and agree that, during my employment, I will devote the expected time, energy and effort to the service of Olin Corporation or a subsidiary and the promotion of its interests. I further state that I am familiar with the Plan and the Program and agree to be bound by the terms and restrictions of the Plan and the Program.

Participant